Filed pursuant to Rule 433

Registration Statement No. 333-239038

April 6, 2021

United Mexican States

Final Terms and Conditions

4.280% Notes due 2041

Issuer:	United Mexican States

Transaction:	4.280% Notes due 2041 (the “Notes”)

Issue Currency:	U.S. Dollars

Issue Size:	U.S.$3,260,000,000*

Ratings:	Baa1 (negative) / BBB (negative) / BBB- (stable) (Moody’s/Standard & Poor’s/Fitch)**

Maturity Date:	August 14, 2041

Pricing Date:	April 6, 2021

Settlement Date:	April 14, 2021 (T+6)

Coupon:	4.280%

Coupon Payment Frequency:	Semiannual

Issue Price:	99.938%, plus accrued interest, if any, from April 14, 2021

Reference Benchmark Treasury:	1.875% due February 15, 2041

Reference Benchmark Treasury Price and Yield:	94-08; 2.235%

Re-offer Spread over Benchmark Treasury:	205 bps

Yield to Maturity:	4.285%

Interest Payment Dates:	February 14 and August 14 of each year, commencing on August 14, 2021

Optional Redemption:	If redeemed prior to February 14, 2041 (six months prior to the Maturity Date), Make-Whole Call calculated at Treasuries +35 bps; If redeemed on or after February 14, 2041 (six months prior to the Maturity Date), at par (in each case, at any time or from time to time prior to maturity upon giving no less than 30 days’ nor more than 60 days’ notice).

Gross Proceeds:	U.S.$3,257,978,800***

Ranking:	Senior Unsecured

Governing Law:	State of New York

Registration:	SEC Registered

Authorized Denominations:	U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof

Day Count:	30/360

Business Day Convention:	If any payment date for the Notes falls on a day that is not a Business Day, Mexico will make the payment on the next Business Day. Mexico will treat these payments as if they were made on the due date, and no additional interest will accrue as a result of this delay.

Business Days:	New York

Underwriting Discount:	0.180%

Listing/Trading:	Application will be made to the Luxembourg Stock Exchange – Euro MTF Market Luxembourg

ISIN:	US91087BAQ32

CUSIP:	91087B AQ3

Joint Book-Running Managers /Allocation:	BBVA Securities Inc. (25.0%) BofA Securities, Inc. (25.0%) Credit Suisse Securities (USA) LLC (25.0%) J.P. Morgan Securities LLC (25.0%)

*

Note: The aggregate principal amount of Notes includes approximately U.S.$760,000,000 intended to fund the purchase of outstanding Preferred Tenders (as such term is defined in the Offer to Purchase, dated April 6, 2021, of Mexico) in the concurrent tender offer pursuant to the Offer to Purchase, and the amount may be adjusted based on final acceptances in the tender offer. Mexico will announce the amount of Preferred Tenders and Non-Preferred Tenders that it is accepting on April 7, 2021.

**

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

***	Note: The total gross proceeds amount may be adjusted in proportion to the adjustment, if any, to be made to the aggregate amount of Notes.

A prospectus dated June 9, 2020 accompanies this free writing prospectus and is available from the Securities and Exchange Commission’s website at: https://www.sec.gov/Archives/edgar/data/101368/000119312520164581/0001193125-20-164581-index.htm.

A preliminary prospectus supplement, subject to completion, dated April 6, 2021, for the Notes, is available from the Securities and Exchange Commission’s website at: https://www.sec.gov/Archives/edgar/data/0000101368/000119312521106963/d160212d424b2.htm.

Mexico’s annual report on Form 18-K for the fiscal year ended December 31, 2019, dated September 10, 2020, is available from the Securities and Exchange Commission’s website at: https://www.sec.gov/Archives/edgar/data/101368/000119312520242553/0001193125-20-242553-index.htm.

The issuer has filed a registration statement (including the prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the website of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BBVA Securities Inc. toll-free at +1-800-422-8692, BofA Securities, Inc. toll-free at +1-800-294-1322, Credit Suisse Securities (USA) LLC toll-free at +1-800-820-1653 or J.P. Morgan Securities LLC toll free at +1-866-846-2874.

SECTION 309B(1) OF THE SECURITIES AND FUTURES ACT (CHAPTER 289 OF SINGAPORE) NOTIFICATION: The Notes in this offering are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in the Monetary Authority of Singapore (“MAS”) Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.